EXHIBIT 99.1

Press Release dated January 15, 2004
of ElkCorp

PRESS RELEASE	TRADED: NYSE
FOR IMMEDIATE RELEASE	SYMBOL: ELK

FOR FURTHER INFORMATION:

Harold R. Beattie, Jr.
Sr. Vice President, Chief Financial Officer and Treasurer
(972) 851-0523

ElkCorp Reports Sharply Higher Second Quarter Fiscal 2004 Results
From Continuing Operations;
ElkCorp is Exiting Cybershield’s Plastic Metallization Business;
Elk Composites Introduces New Lightweight Decking Products

DALLAS, TEXAS, January 15, 2004. . . . ElkCorp today reported earnings for its second fiscal quarter ending December 31, 2003, and said that it is exiting the plastic metallization business conducted by its Cybershield subsidiaries. Cybershield’s results are now reported as discontinued operations.

Highlights of the Second Fiscal Quarter Ending December 31, 2003

Consolidated ElkCorp

•	Consolidated net income from continuing operations nearly tripled to $7.0 million, or $0.35 per diluted share, from $2.6 million, or $0.13 per diluted share, during the same quarter last year.

•	Consolidated sales from continuing operations increased 20.2%, to $123.2 million, from $102.5 million in the year-ago quarter.

•	Discontinued operations incurred a net loss of $7.9 million, or $0.39 per diluted share, compared to a net profit of $0.2 million, or $0.01 per diluted share, during the year-ago quarter. Current quarter results include an after-tax, noncash write-down of $6.8 million, or $0.34 per diluted share, taken to reduce the carrying value of Cybershield’s assets to fair value.

•	A consolidated net loss of $0.8 million, or $0.04 per diluted share, compared to net income of $2.8 million, or $0.14 per diluted share, during the year-ago quarter.

Building Products Segment

•	Sales increased 20.7% to $119.0 million, from $98.6 million in the same quarter last year. Higher sales of roofing products were largely responsible for the increase.

•	Operating profits of $14.9 million (12.5% of sales) were nearly double operating profits of $7.5 million (7.6% of sales) during the year-ago quarter. Significantly better shingle pricing, relative to asphalt and other raw material costs, higher shingle and related internal nonwoven volumes, and lower glass fiber costs were largely responsible for the profit improvement.

Press Release
ElkCorp
January 15, 2004

•	Unit shingle shipments increased 11.6% over the year-ago quarter.

•	Average shingle pricing increased 6.6% over the year-ago quarter.

•	Elk announced a new shingle price increase of 5%-7%, effective March 1, 2004.

•	Unit asphalt costs during the December quarter were 2.3% higher than during the year-ago period, but 4.5% lower than in the immediately preceding September quarter.

•	Sales of composite wood products during the seasonally slower December quarter nearly doubled those of the immediately preceding September 2003 quarter, as Elk’s CrossTimbers™ brand of composite decking and fencing products became more established in distribution channels. Sales during the year-ago quarter were not meaningful. Manufacturing efficiency continued to improve, and production of a new generation, lighter-weight, easy to install, voided product was commenced during the quarter. The sale of higher cost inventories, manufactured in prior quarters, inhibited significant profit improvement during the quarter. An operating loss at Elk Composites reduced segment operating profit by $1.0 million during the quarter.

Other, Technologies

•	Combined sales were $4.2 million, compared to $3.9 million in the year-ago quarter. Elk Technologies had no significant sales of fire-retardant mattress fabrics during the quarter.

•	Combined operating profits of $1.3 million compared to $1.1 million during the year-ago quarter. Market development expenses for Elk Technologies’ fire-retardant mattress fabrics reduced combined operating profits by about $0.2 million.

•	Substantially all improvement in sales and operating profit resulted from higher license and consulting fees at Ortloff Engineers.

Discontinued Operations — Cybershield

•	Cybershield experienced an operating loss of $1.6 million during the quarter, compared to an operating profit of $0.3 million during the year-ago quarter. Significantly reduced sales and low margins on new EXACT™ applications were responsible for the higher than expected operating loss. Sales were $3.1 million, compared to $6.5 million during the year-ago quarter.

•	A pre-tax, noncash write-down of $10.5 million was taken during the quarter to reduce the book value of Cybershield’s assets to fair value. Severance and other disposal costs will be expensed as they are incurred in future periods.

Financial Condition

At December 31, 2003, long-term debt of $148.4 million included a $3.4 million valuation adjustment required by hedge accounting to match the $3.4 million fair market value of an interest rate hedge recorded in other assets. The contractual principal amount of ElkCorp’s long-term debt was $145.0 million. Liquidity consisted of $31.1 million of cash and cash equivalents and $107.4 million of borrowing availability under a $110.0 million committed revolving credit facility. During the quarter, ElkCorp extended the maturity date of its revolving credit facility by three years, to mature on November 30, 2008. The available borrowing commitment was also increased from $100.0 million to $110.0 million. Net debt (contractual principal debt minus cash and cash equivalents) was $113.9 million, and the net debt to capital ratio was 35.9%. The

Press Release
ElkCorp
January 15, 2004

company had no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

Outlook

Thomas D. Karol, Chairman of the Board and Chief Executive Officer of ElkCorp said, “We expect that favorable roofing market conditions will continue into the spring and summer quarters of fiscal 2004, providing demand support for our price increase scheduled to take effect March 1, 2004. This price increase reflects our outlook for potentially higher asphalt and fuel costs and our expectation that higher transportation costs may result from the Motor Carrier Safety Administration’s new hours-of-service rules. Operating margins during our third fiscal quarter ending March 31, 2004 are expected to be below current levels as a result of the promotional sales activity that traditionally occurs during this fiscal quarter. However, we believe that operating margins will remain significantly better than those of the prior fiscal year.

“During the quarter we began production of a new generation of voided composite wood decking products that we expect will be a key driver to improved composite wood operating results. The new product design reduces weight without sacrificing product strength — a key competitive advantage. Distribution channel response to our new voided product has been enthusiastic, and we expect that our inventories will largely migrate to the new voided design by the June 2004 quarter. We expect profitable operations at that time.

“In other continuing operations, a high level of market development activity continues with our flame-resistant mattress fabrics, and we continue to be encouraged by its longer-term potential. However, since this market is still under development, our earnings outlook does not yet include any meaningful sales contribution from this source, and market development costs will continue. Ortloff and Chromium are expected to contribute a combined $2.0 million to $2.5 million of operating profit during the second half of fiscal 2004.

“Based upon the foregoing, our current outlook for earnings from continuing operations for the full fiscal year ending June 30, 2004 remains essentially unchanged at $1.70 to $1.75 per diluted share. Earnings from continuing operations for our third fiscal quarter ending March 31, 2004, are expected to approximate $0.28 to $0.30 per diluted share.

“In late December 2003, we decided that it was in the best interest of shareholders for ElkCorp to discontinue additional investment of time and capital in Cybershield. Progress towards replacing lost cellular revenue with revenue from other sources has progressed slower than anticipated, and the profit contribution from new commercial production of EXACT business has been lower than originally contemplated. It was determined that a continuation of the current strategy would result in unacceptable operating losses over the next year, and that our management and financial resources could be better employed in our core businesses. We will divest of, or close down, Cybershield’s operations in the most efficient manner possible, while being mindful of the interests of ElkCorp’s shareholders and Cybershield’s employees and customers. We believe that value will be maximized through the sale of Cybershield’s business as an ongoing entity. A group composed of Cybershield management is one potential buyer. During the disposition

Press Release
ElkCorp
January 15, 2004

period, Cybershield’s cost structure and operations will be downsized significantly in order to reduce interim operating losses,” Karol concluded.

Conference Call

ElkCorp will host a conference call tomorrow, Friday, January 16, 2004, at 11:00 a.m. Eastern time (10:00 a.m. Central time). Interested parties can access the conference call by dialing (719) 457-2679 and providing confirmation code 509792. The conference call will also be broadcast live over the internet and can be accessed through the ElkCorp website at www.elkcorp.com (Investor Relations / Calls & Presentations) or by visiting www.firstcallevents.com.

Safe Harbor Provisions

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as “optimistic,” “outlook,” “believe,” “estimate,” “potential,” “project,” “expect,” “anticipate,” “plan,” “predict,” “could,” “should,” “may,” “likely,” or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp’s actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company’s reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2003, and subsequent Forms 8-K and 10-Q.

ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp’s principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Press Release
ElkCorp
January 15, 2004

Condensed Results of Operations
($ in thousands)

					Trailing
	Three Months Ended		Six Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,

	2003	2002	2003	2002	2003	2002

Sales	$123,208	$102,545	$282,947	$218,023	$550,051	$458,221

Costs and Expenses:
Cost of sales	95,950	83,688	222,541	174,911	435,415	366,681
Selling, general & administrative:
Noncash stock option compensation	0	0	0	(5,378)	0	(4,821)
Other SG&A	14,514	13,239	30,080	26,480	61,022	49,909
Interest expense, net	1,331	1,373	2,714	3,053	5,638	5,523

Total Costs and Expenses	111,795	98,300	255,335	199,066	502,075	417,292

Income from Continuing Operations
Before Income Taxes	11,413	4,245	27,612	18,957	47,976	40,929
Provision for income taxes	4,399	1,652	10,541	7,068	18,298	15,290

Income from Continuing Operations	7,014	2,593	17,071	11,889	29,678	25,639
Income (Loss) from Discontinued Operations, Net	(7,857)	223	(8,777)	(77)	(9,096)	(4,897)

Net Income (Loss)	$(843)	$2,816	$8,294	$11,812	$20,582	$20,742

Income (Loss) Per Common Share—Basic
Continuing Operations	$0.36	$0.13	$0.87	$0.61	$1.52	$1.32
Discontinued Operations	(0.40)	0.01	(0.45)	(0.00)	(0.47)	(0.25)

	$(0.04)	$0.14	$0.42	$0.61	$1.05	$1.07

Income (Loss) Per Common Share—Diluted
Continuing Operations	$0.35	$0.13	$0.86	$0.60	$1.50	$1.30
Discontinued Operations	(0.39)	0.01	(0.44)	(0.00)	(0.46)	(0.25)

	$(0.04)	$0.14	$0.42	$0.60	$1.04	$1.05

Pro forma Information:
Income from Continuing Operations	$7,014	$2,593	$17,071	$11,889	$29,678	$25,639
Aftertax noncash stock option compensation	0	0	0	(3,496)	0	(3,134)

Proforma Income from Continuing Operations	$7,014	$2,593	$17,071	$8,393	$29,678	$22,505

Income from Continuing Operations Per Common Share—Basic	$0.36	$0.13	$0.87	$0.43	$1.52	$1.16

Income from Continuing Operations Per Common Share—Diluted	$0.35	$0.13	$0.86	$0.43	$1.50	$1.14

Average Common Shares Outstanding
Basic	19,587	19,484	19,566	19,473	19,528	19,429

Diluted	19,909	19,580	19,866	19,587	19,739	19,672

Press Release
ElkCorp
January 15, 2004

Financial Information by Company Segments
($ in thousands)

					Trailing
	Three Months Ended		Six Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,

	2003	2002	2003	2002	2003	2002

Sales
Building Products	$119,042	$98,622	$276,409	$211,938	$531,473	$443,622
Other, Technologies	4,166	3,923	6,538	6,085	18,578	14,599
Corporate & Eliminations	0	0	0	0	0	0

	$123,208	$102,545	$282,947	$218,023	$550,051	$458,221

Operating Profit (Loss)
Building Products	$14,908	$7,491	$36,812	$21,989	$60,724	$51,017
Other, Technologies	1,315	1,099	702	537	5,425	2,433
Corporate & Eliminations
Before noncash stock option compensation	(3,479)	(2,972)	(7,188)	(5,894)	(12,535)	(11,819)
Noncash stock option compensation	0	0	0	5,378	0	4,821

Total Corporate & Eliminations	(3,479)	(2,972)	(7,188)	(516)	(12,535)	(6,998)

	$12,744	$5,618	$30,326	$22,010	$53,614	$46,452

Press Release
ElkCorp
January 15, 2004

Condensed Balance Sheet
($ in thousands)

	December 31,

Assets	2003	2002

Cash and cash equivalents	$31,072	$17,804
Receivables, net	81,117	64,663
Inventories	51,960	60,179
Deferred income taxes	3,812	3,920
Prepaid expenses and other	7,498	9,487
Discontinued operations	2,641	17,073

Total Current Assets	178,100	173,126
Property, plant and equipment, net	250,875	205,169
Other assets	11,832	12,200

Total Assets	$440,807	$390,495

	December 31,

Liabilities and Shareholders' Equity	2003	2002

Accounts payable and accrued liabilities	$47,539	$41,613
Discontinued operations	1,657	2,300
Current maturities on long-term debt	0	0

Total Current Liabilities	49,196	43,913
Long-term debt, net	148,402	125,421
Deferred income taxes	39,601	35,096
Shareholders’ equity	203,608	186,065

Total Liabilities and Shareholders’ Equity	$440,807	$390,495

Press Release
ElkCorp
January 15, 2004

Condensed Statement of Cash Flows
($ in thousands)

	Six Months Ended
	December 31,

	2003	2002

Cash Flows From:
Continuing Operating Activities
Income from continuing operations	$17,071	$11,889
Adjustments to income from continuing operations
Depreciation and amortization	8,797	8,523
Deferred income taxes	898	3,358
Changes in assets and liabilities:
Trade receivables	37,135	27,401
Inventories	1,561	(15,067)
Prepaid expenses and other	(809)	1
Accounts payable and accrued liabilities	(6,788)	(8,191)

Net cash from continuing operating activities	57,865	27,914

Investing Activities
Additions to property, plant and equipment	(33,378)	(19,292)
Acquisition of business	0	(2,224)
Other, net	(245)	(324)

Net cash from investing activities	(33,623)	(21,840)

Financing Activities
Long-term borrowings (repayments), net	0	0
Dividends on common stock	(1,962)	(1,948)
Treasury stock transactions and other, net	749	141

Net cash from financing activities	(1,213)	(1,807)

Net Cash from Continuing Operations	23,029	4,267
Net Cash from Discontinued Operations	2,987	1,101

Net Increase in Cash and Cash Equivalents	26,016	5,368
Cash and Cash Equivalents at Beginning of Year	5,056	12,436

Cash and Cash Equivalents at End of Period	$31,072	$17,804